UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2015

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan	48180
(Address of Principal Executive Offices)	(Zip Code)

(313) 274-7400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2015, Masco Corporation (the “Company”) amended its Credit Agreement (the “Credit Agreement”) dated as of March 28, 2013 among the Company and Masco Europe S.à r.l., as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Royal Bank of Canada, Deutsche Bank Securities Inc., PNC Bank, National Association, and SunTrust Bank, as Co-Documentation Agents. The amendment was entered into in connection with the proposed spin-off of the Company’s subsidiary TopBuild Corp.

The amendment reduces the aggregate commitment of the lenders to $750 million, reduces certain pricing levels, and extends the Credit Agreement maturity date to May 29, 2020. The debt to capitalization ratio covenant of the Credit Agreement is replaced with a maximum net leverage ratio covenant that prohibits the Company’s ratio of net consolidated debt to consolidated EBITDA from exceeding 4.0 to 1.0. The aggregate thresholds for permitted consolidated subsidiary indebtedness, liens securing debt not otherwise permitted under the Credit Agreement and certain specified investments were adjusted to reflect the spin-off of TopBuild Corp.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10	Amendment No. 1 dated as of May 29, 2015 to Credit Agreement dated as of March 28, 2013 among Masco Corporation and Masco Europe S.à r.l., as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Royal Bank of Canada, Deutsche Bank Securities Inc., PNC Bank, National Association, and SunTrust Bank, as Co-Documentation Agents

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ JOHN G. SZNEWAJS
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and
Chief Financial Officer

June 3, 2015

EXHIBIT INDEX

10	Amendment No. 1 dated as of May 29, 2015 to Credit Agreement dated as of March 28, 2013 among Masco Corporation and Masco Europe S.à r.l., as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Royal Bank of Canada, Deutsche Bank Securities Inc., PNC Bank, National Association, and SunTrust Bank, as Co-Documentation Agents